MOORE STEPHENS
ELLIS FOSTER LTD.
   CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 737-8117 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

October 7, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for China Medial1 Corp. (the “Company”) and, under the date of March 22, 2005, we reported on the financial statements of the Company as of and for the year ended December 31, 2004. On May 5, 2005, our appointment as the independent registered public accounting firm was terminated. We have reviewed the Company's statements included under Item 4.01 of its Form 8-K dated October 7, 2005, and we agree with the statements contained therein, except that we are not in a position to agree or disagree with the Company's statements that the change was approved by the Board of Directors.

Yours truly,

/s/ Moore Stephens Ellis Foster Ltd.

Chartered Accountants

MSEF A partnership of incorporated professionals
An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited
- members in principal cities throughout the world